Exhibit 99.1

Midas Reports Second Quarter Earnings of $0.03 Per Diluted Share after $0.09 of Non-Cash Special Items; 11 Percent Increase in Traffic at U.S. Midas Shops Offset by Decline in Average Ticket; SpeeDee Co-Brand Test Shops Post 17 Percent Sales Increase

ITASCA, Ill.--(BUSINESS WIRE)--August 6, 2009--Midas, Inc. (NYSE: MDS) reported net earnings of $0.4 million—or $0.03 per diluted share for the second quarter ended July 4, 2009, compared to $2.2 million—or $0.16 per diluted share—in the second quarter of 2008. The second quarter 2009 results include $0.09 of non-cash special items, primarily related to the vesting of restricted stock issued in 2005 and 2006. These non-cash special items resulted in approximately $0.7 million of administrative expense and $0.8 million of additional income tax expense, which drove the effective tax rate to 78.6 percent for the quarter.

Midas also reported that marketing efforts to grow its U.S. customer base with oil change promotions successfully resulted in an 11 percent increase in traffic during the quarter following a six percent gain last quarter. However, these gains in customer count were offset by a 12 percent decrease in the average ticket. As a result, comparable shop retail sales declined by 3.5 percent in U.S. Midas shops. Comparable shop sales at Midas shops in Canada were down by 2.6 percent.

“Consumers are looking for value and high-quality service now more than ever,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Our marketing efforts are aimed at getting consumers to give us a chance to earn their trust by experiencing an oil change at Midas. If we do a good job, many of these oil change customers will return to Midas for brakes, tires and other higher dollar services.”

Feldman said that comparable shop sales in U.S. company-operated shops increased by 1.9 percent in the second quarter.

System comparable sales at franchised shops in the Southeast region were flat and were down by less than one percent in the Northeast. The West region declined by five percent. Overall system customer satisfaction scores in the U.S. improved by nearly two percentage points over second quarter 2008.

“Second quarter increases of 25 percent in oil changes and seven percent in tires in U.S. shops were offset by continuing weakness in U.S. brake sales, which declined by six percent,” Feldman said. “We are encouraged by the increase in traffic, in retail sales at company-operated shops, continued improvement in customer satisfaction and by trends showing some improvement in sales in the Southeast and West regions, the areas which had been weakest over the past 18 months.”

“These trends indicate that while we have not turned the corner yet, we can at least see it,” he said.

Results of Second Quarter, First Six Months

Total sales and revenues for the second quarter were $46.4 million, compared to $48.8 million in 2008. Sales were $90.7 million for the first six months, down from $93.6 million for the same period a year ago.

Total franchising revenues from both Midas and SpeeDee were $14.0 million for the quarter compared to $15.7 million last year. This $1.7 million decrease included a $0.4 million reduction in revenue due to the impact of the stronger U.S. dollar on revenues collected in Canada and Europe and a $0.4 million decrease due to fewer shops in operation. The comparable shop sales decline had a $0.4 million impact on revenues. Total franchising revenues were $27.0 million for the first half compared to $29.0 million last year.

Midas acquired the SpeeDee Oil Change business in April 2008. SpeeDee contributed franchising revenues of $1.1 million in the second quarters of both 2009 and 2008, and contributed revenues of $2.1 million in the first six months of 2009.

Real estate revenues were $8.1 million for the second quarter and $16.4 million for the first six months of 2009, compared to $8.7 million in the quarter and $17.4 million in the first half last year. The decline in revenues was the result of fewer rent producing shops and the stronger U.S. dollar which affects rental income collected in Canada. There were 558 rent producing Midas shops in the U.S. and Canada at the end of the second quarter this year, down from 585 in 2008.

Retail sales at company-operated shops were $16.8 million in the second quarter and $32.4 million for the first half, compared to $16.2 million in the quarter and $31.1 million in the first six months in 2008. There were 98 company-operated Midas shops in the second quarter this year, compared to 95 last year. There were also four company-operated SpeeDee shops in the second quarter this year compared to one last year.

Replacement part sales and product royalties were $6.0 million in the quarter and $12.1 million in the first six months, compared to $6.9 million and $13.6 million, respectively, in 2008. The declines are primarily the result of lower sales of Bridgestone/Firestone tires to Midas shops in the U.S. While U.S. tire sales at retail continue to grow, Midas shops are developing relationships with local tire suppliers to help diversify their tire offerings.

Revenues from the R.O. Writer software business were $1.5 million for the quarter and $2.8 million for the first six months, up from $1.3 million and $2.5 million for the same periods last year. Stronger software sales and increased renewals of software maintenance contracts drove the increases.

Operating income was $3.9 million in the second quarter and $7.6 million for the first six months, compared to $5.8 million in the quarter and $9.8 million in the first six months of 2008. The $1.9 million decline for the second quarter is the result of a $1.4 million decline in Midas franchising profitability primarily due to the $1.7 million revenue decline noted earlier, and a $0.5 million decrease in company-operated shop profitability. The decline in company-operated shop profitability was the result of a 160 basis point decrease in gross margin due to a higher level of discounting and higher labor costs.

Selling, general and administrative (SG&A) expenses were $13.9 million in the second quarter and $27.1 million for the first half, down from $14.1 million and $27.4 million in the same periods last year. The SG&A for 2009 includes SpeeDee-related expenses of $0.5 million for the quarter and $0.9 million for the first six months of 2009, compared to $0.5 million for the second quarter and first six months of 2008.

Interest expense was $2.1 million for the second quarter and $4.1 million for the first six months, down from $2.3 million and $4.5 million, respectively, last year, due to lower levels of debt and lower interest rates.

Midas recorded income tax expense of $1.6 million in the second quarter and $2.4 million in the first six months, although the company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $71 million from previous years.

The company’s effective tax rate for the second quarter was 78.6 percent compared to the statutory rate of 39.2 percent and a prior year rate of 39.7 percent. Second quarter tax expense was negatively affected by an approximate $0.8 million adjustment of the deferred tax asset due to certain discreet events. A portion of this adjustment was required because the restricted stock that vested in the second quarter was at a value that was less than the value of the shares on the day they were granted. The remainder of the adjustment was the result of a statutory income tax rate reduction in Ontario, Canada, enacted during the quarter.

Cash Flow

Selected Cash Flow Information ($ in millions	YTD Q2	YTD Q2
except per share)	2009	2008

Cash provided by operating activities before cash
outlays for business transformation costs and net changes in assets and liabilities	$10.3	$14.5
Cash outlays for business transformation costs	(0.1)	(0.7)
Net changes in assets and liabilities	(4.3)	(1.6)
Net cash provided by operating activities	$5.9	$12.2

Capital investments	$(2.4)	$(3.4)
Net increase (decrease) in long-term debt and leases	$(2.4)	$15.0

Net cash provided by operating activities was $5.9 million in the first six months of 2009, compared to $12.2 million last year.

Net changes in assets and liabilities used $4.3 million of cash in the first six months of 2009 compared to $1.6 million in 2008. The $4.3 million use of cash in 2009 resulted from a corresponding decrease in accrued expenses due to the change in the company’s advertising media. The move from national television to radio and print has caused an acceleration in the company’s media payment schedule.

The company spent $2.4 million in capital expenditures in the first six months of 2009, primarily for equipment at company-owned Midas shops being renovated for SpeeDee co-branding.

SpeeDee Update

In the second quarter of 2008, Midas purchased the assets of the franchisor of the SpeeDee Oil Change business, with 115 shops in 13 states in the U.S. and 57 shops in Mexico.

In July 2008, Midas began the initial co-branding test of three franchised SpeeDee shops in central California by adding Midas signage and repair services to SpeeDee’s primary quick-lube business. A fourth franchised co-branded shop opened in California in the third quarter of 2008.

Comparable shop retail sales at these California co-branded locations were up 17 percent in the second quarter, following a 15 percent increase in the first quarter, and a 13 percent increase in the fourth quarter of last year.

In December 2008, the company began a test of adding SpeeDee oil change signage and services to four company-owned Midas shops in the Chicago area. Conversion of the fourth shop was completed in March 2009.

Comparable shop sales at these Chicago-area co-branded Midas-SpeeDee shops were up a combined 9.5 percent in the second quarter.

In the second quarter, the company began adding SpeeDee oil change services to 11 company-owned Midas shops in San Diego; co-branding of these shops will be completed in mid-August, and a market-wide grand opening is scheduled for the last week of August. The company expects to have a total of 25 co-brand sites in place by the end of 2009.

“We continue to evaluate the operations and performance of these co-branded test shops and will incorporate the most effective operational and marketing components into a co-brand business model to roll-out gradually throughout the Midas and SpeeDee systems beginning in 2010,” Feldman said.

Outlook

“We remain encouraged by the double-digit increases in traffic at Midas shops and are optimistic that these new customers will return for their future maintenance and repair needs,” Feldman said. “We believe the Midas and SpeeDee businesses, both separately and as co-branded outlets, are well-positioned for retail growth as consumer confidence and the economy improves.”

Midas is one of the world’s largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,500 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,650 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 172 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2008 annual report on Form 10-K and subsequent filings.

8/06/09

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter ended fiscal June		For the six months ended fiscal June
	2009	2008	2009	2008
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)

Sales and revenues:
Franchise royalties and license fees	$14.0	$15.7	$27.0	$29.0
Real estate revenues from franchised shops	8.1	8.7	16.4	17.4
Company-operated shop retail sales	16.8	16.2	32.4	31.1
Replacement part sales and product royalties	6.0	6.9	12.1	13.6
Software sales and maintenance revenue	1.5	1.3	2.8	2.5
Total sales and revenues	46.4	48.8	90.7	93.6
Operating costs and expenses:
Franchised shops – occupancy expenses	5.6	5.7	11.3	11.5
Company-operated shop parts cost of sales	4.6	4.2	8.9	8.0
Company-operated shop payroll and employee benefits	7.1	6.6	13.7	12.8
Company-operated shop occupancy and other operating expenses	5.5	5.3	10.8	10.3
Replacement part cost of sales	5.3	6.2	10.6	12.3
Warranty expense	0.3	0.2	0.4	0.3
Selling, general, and administrative expenses	13.9	14.1	27.1	27.4
Loss on sale of assets, net	—	0.3	0.1	0.6
Business transformation charges	0.2	0.4	0.2	0.6
Total operating costs and expenses	42.5	43.0	83.1	83.8

Operating income	3.9	5.8	7.6	9.8

Interest expense	(2.1)	(2.3)	(4.1)	(4.5)
Other income, net	0.2	0.2	0.3	0.4

Income before income taxes	2.0	3.7	3.8	5.7
Income tax expense	1.6	1.5	2.4	2.3

Net income	$0.4	$2.2	$1.4	$3.4

Earnings per share:
Basic	$0.03	$0.16	$0.10	$0.25
Diluted	$0.03	$0.16	$0.10	$0.25

Average number of shares:
Common shares outstanding	13.8	13.5	13.7	13.5
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.9	13.6	13.8	13.6
Equivalent shares on outstanding stock awards	0.1	0.3	0.1	0.3
Shares applicable to diluted earnings	14.0	13.9	13.9	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal June 2009	Fiscal December 2008
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$0.9	$1.1
Receivables, net	30.1	30.4
Inventories	4.6	4.3
Deferred income taxes	10.2	10.7
Prepaid assets	5.6	4.7
Other current assets	3.4	4.6
Total current assets	54.8	55.8
Property and equipment, net	90.0	92.6
Goodwill and other intangible assets, net	35.3	35.5
Deferred income taxes	45.9	46.9
Other assets	3.8	4.6
Total assets	$229.8	$235.4

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.5	$1.5
Current portion of accrued warranty	2.4	2.4
Accounts payable	18.1	21.0
Accrued expenses	19.3	23.3
Total current liabilities	41.3	48.2
Long-term debt	81.9	83.6
Obligations under capital leases	1.7	1.8
Finance lease obligation	31.1	31.7
Pension liability	21.7	21.2
Accrued warranty	12.6	14.1
Deferred warranty obligation	4.2	3.0
Other liabilities	6.7	6.5
Total liabilities	201.2	210.1

Temporary equity:
Non-vested restricted stock subject to redemption	2.9	5.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	5.8	6.8
Treasury stock, at cost (3.5 million shares)	(71.5)	(76.8)
Retained income	109.8	108.4
Accumulated other comprehensive loss	(18.4)	(18.8)
Total shareholders’ equity	25.7	19.6
Total liabilities and shareholders’ equity	$229.8	$235.4

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016